Exhibit 11

                           Boise Cascade Corporation
                       Computation of Per Share Earnings




                                                     Three Months Ended
                                                           March 31
                                                   _______________________
                                                      1998          1997
                                                   __________    _________
                                                   (expressed in thousands,
                                                   except per share amounts)

Net loss as reported                               $  (1,160)    $ (15,210)
  Preferred dividends                                 (5,061)       (9,713)
  Series F Preferred Stock redemption price
    over carrying value                               (3,958)          -
                                                   _________     _________
Basic loss                                           (10,179)      (24,923)
  Preferred dividends eliminated                       3,620         7,010
  Supplemental ESOP contribution                      (3,094)       (3,079)
                                                   _________     _________
Diluted loss                                       $  (9,653)    $ (20,992)

Average shares outstanding used to determine
  basic loss per common share                         56,242        48,512
    Stock options, net                                   242           382
    Series G conversion preferred stock                  -           6,908
    Series D convertible preferred stock               4,461         4,625
                                                   _________     _________
Average shares used to determine diluted
 loss per common share                                60,945        60,427

Net loss per common share
  Basic                                                $(.18)        $(.51)
  Diluted(1)                                           $(.16)        $(.35)


(1)	Because the computation of diluted loss per common share was antidilutive, the diluted loss per common share reported for the three months ended
March 31, 1998 and 1997, was the same as basic loss per common share.